Exhibit 99.2

American Dental Partners, Inc.
401 Edgewater Place, Suite 430
Wakefield, MA 01880

Phone: 781/224-0880	Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES COMMON STOCK OFFERING

WAKEFIELD, MASSACHUSETTS, August 18, 2009 - American Dental Partners, Inc. (NASDAQ:ADPI) announced today that it has commenced a public offering of 2,260,000 shares of common stock. American Dental Partners will grant the underwriter in the offering an option to purchase up to 339,000 additional shares of common stock at the same price per share to cover any over-allotments.

American Dental Partners expects to use the net proceeds from the offering for repayment of outstanding indebtedness and other general and working capital purposes.

Robert W. Baird & Co. will act as the sole underwriter for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained upon request to Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413. Copies of the prospectus and prospectus supplement are also available on the Securities and Exchange Commission website at www.sec.gov.

The shares are being offered pursuant to an effective registration statement. This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 242 dental facilities with approximately 2,131 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the Company’s risks associated with its ability to refinance its credit facilities on satisfactory terms, overall or regional economic conditions, dependence upon affiliated dental practices, contracts its affiliated practices have with third-party payors, government regulation of the dental industry, impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation and the Company’s acquisition and affiliation strategy, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q.